Exhibit 99.1
April 26, 2023
Carlyle Appoints Sharda Cherwoo as an Independent Director
NEW YORK and WASHINGTON – Global investment firm Carlyle (NASDAQ: CG) today announced the appointment of Sharda Cherwoo, retired Ernst & Young LLP (“EY”) senior partner, to serve as an independent director of its Board of Directors and a member of the Audit Committee of the Board, effective June 1, 2023. With this appointment, Carlyle’s Board of Directors will comprise 13 members.
Ms. Cherwoo spent her entire, nearly 40-year career at Ernst & Young (EY), with a specialized industry focus on private equity, financial services, health care and and emerging disruptive technologies, across diverse industries. Most recently, she served as EY’s Americas Intelligent Automation Leader and Partner, a role in which she spearheaded and founded the company’s intelligent automation strategy focused on robotic process automation (RPA) and AI, leading to talent development and transformation. She led and built a billion-dollar, market-leading digital transformation business, and worked with global clients and teams across diverse industries in more than 20 countries. During her EY tenure, Ms. Cherwoo also served as a Senior Advisory Partner in EY’s Private Equity practice group since 2009 and served financial services clients as a Global Client Service Partner and Global Tax Account Leader since 1991. From 2001 to 2004, Ms. Cherwoo served as the founding Chief Executive Officer of EY's Global Shared Services operations in Bangalore, India, which was EY's first global offshoring center for client-facing operations.
Harvey Schwartz, Chief Executive Officer of Carlyle, said, “I am pleased to welcome Sharda to the Carlyle Board of Directors and look forward to her contributions given her global experience, strategic skillset and diverse perspectives. Her background leading and building businesses combined with her digital transformation acumen will benefit Carlyle as we continue to drive our next phase of growth and deliver long-term value for our shareholders, investors, and all stakeholders.”
Carlyle Co-Founders and Co-Chairmen of the Board of Directors, Bill Conway and David Rubenstein, added, “We are delighted that Sharda will join the Board as an independent director and we are confident she will be a tremendous asset to Carlyle given her leadership experience and reputation as an innovative thinker and collaborative partner.”
Lawton Fitt, Lead Independent Director, said, “On behalf of the Board, we are thrilled that Sharda will join as an independent director. Sharda brings critical knowledge and expertise relevant to Carlyle that will help the firm continue to create value in the years ahead.”
Sharda Cherwoo said, “The strength of Carlyle’s brand is widely known throughout the market. I am looking forward to joining Board and bringing diverse perspectives during such a pivotal moment for the firm’s growth and transformation.”
Ms. Cherwoo currently serves on the board of World Fuel Services Corporation and is a former board member of Doma Holdings Inc. and World Quantum Growth Acquisition Corporation. In addition, Ms. Cherwoo has been a member of the Advisory Board of Land O’Lakes Inc. since 2020, a Board Director of Tax Analysts since 2020, a board member of the National Association of Corporate Directors – New York Chapter since 2021, and a member of the Board of Trustees of International House of York since 2008.
Ms. Cherwoo is a Certified Public Accountant and holds a B.Sc. in Accounting as Valedictorian from Sacred Heart University in Fairfield, Connecticut. Ms. Cherwoo has also attended Executive Education programs at Harvard Business School for Strategic Leadership for EY Partners and at Northwestern University, Kellogg School of Management.

About Carlyle
Carlyle (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $373 billion of assets under management as of December 31, 2022, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 2,100 people in 29 offices across five continents.
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